Exhibit 99.1
RPM Reports Sharply Improved Fiscal 2011 Third-Quarter Results
•	Third-quarter net sales increase 13% over pro-forma prior year

•	Positive net income and earnings per share contrast with year-earlier loss in seasonally weak third quarter

•	Company increases full-year guidance for fiscal 2011
MEDINA, OH — April 7, 2011 — RPM International Inc. (NYSE: RPM) today reported a sharp increase in net sales for its fiscal 2011 third quarter ended February 28, 2011, compared to year-earlier pro-forma net sales. RPM also posted positive net income and earnings per share for the seasonally weak quarter, contrasted with a year-earlier pro-forma loss. Prior-year pro-forma results assume that the deconsolidation of its Specialty Products Holding Corp. (SPHC) and subsidiaries occurred before fiscal 2010. The deconsolidation eliminated approximately $300 million in annual revenues from the company’s industrial segment beginning June 1, 2010.
Third-Quarter Results
Net sales, net income and earnings per share for the third quarter all posted sharp improvements versus prior-year pro-forma results. Net sales grew 12.6% to $678.9 million from a pro-forma $603.1 million, while net income attributable to RPM stockholders was $1.1 million, compared to a year earlier pro-forma loss of $9.7 million. Diluted earnings per share were $0.01, contrasted with a pro-forma loss of $0.08 in the year-ago period. Consolidated earnings before interest and taxes (EBIT) grew 323.8%, to $13.6 million from a pro-forma $3.2 million in the fiscal 2010 third quarter.
“We are extremely pleased with RPM’s performance during the typically weak third quarter and in the face of significantly higher raw material costs coupled with severe winter weather conditions across the U.S. Nearly all of our business units generated strong sales increases and substantially stronger growth in earnings,” stated Frank C. Sullivan, chairman and chief executive officer.
On an as-reported basis, RPM’s net sales of $678.9 million were up 1.8% from the $666.6 million reported in the fiscal 2010 third quarter. Net income attributable to RPM stockholders was $1.1 million, contrasted with a loss of $9.4 million in the third quarter of fiscal 2010, while earnings per diluted share of $0.01 compared to a loss of $0.07 a year ago. Consolidated EBIT increased 375.8% to $13.6 million from $2.9 million in the fiscal 2010 third period.
Third-Quarter Segment Sales and Earnings
On a pro-forma basis, industrial segment sales grew 14.0% to $449.1 million in the fiscal 2011 third quarter from a pro-forma $393.9 million a year ago. Organic sales improved 11.2%, including 0.3% in foreign exchange translation gains, while acquisition growth added 2.8%. Industrial segment EBIT increased 664.1%, to $13.6 million from a pro-forma $1.8 million in the fiscal 2010 third quarter.
“Following two years of depressed demand for our products serving commercial construction markets, we are starting to see some improvement in our businesses that address this sector of the economy,

RPM Reports Sharply Improved Fiscal 2011 Third-Quarter Results
April 7, 2011

both domestically and in Europe. At the same time, our high-performance industrial coatings, maintenance products and polymer flooring systems continued their strong sales performance,” Sullivan stated.
RPM’s consumer segment, largely unaffected by the deconsolidation, had a 9.8% increase in net sales to $229.8 million from a pro-forma $209.2 million in the fiscal 2010 third quarter. Organic sales were up 9.9%, including foreign exchange translation gains of 0.1%, while the divestiture of a small product line reduced organic growth by 0.1%. Consumer segment EBIT improved 30.1%, to $16.0 million from a pro-forma $12.3 million a year ago.
“Our consumer lines benefited from the gradual economic recovery, consumer acceptance of new product introductions and market share gains achieved during the recent downturn,” stated Sullivan.
Cash Flow and Financial Position
For the first nine months of fiscal 2011, cash from operations was $191.0 million, compared to $188.9 million in the first nine months of fiscal 2010. Capital expenditures during the current nine-month period of $21.7 million compare to depreciation of $39.5 million. Total debt at the end of the first nine months was $935.7 million, compared to $928.6 million at the end of fiscal 2010 and $908.1 million at the end of the third quarter of fiscal 2010. RPM’s net (of cash) debt-to-total capitalization ratio was 35.3%, compared to 39.8% at May 31, 2010, and both remain at the low end of the company’s historic norms.
On January 5, 2011, RPM replaced its $400 million bank revolving credit facility, having a December 2011 maturity date, with a new $400 million revolving credit facility, which is due in January 2015. The new facility reduced the cost of RPM’s bank borrowing spread to 2.0% from 2.5% and changed the debt-to-total capitalization ratio limitation to 60% from 55%.
“We are using our strong cash and liquidity position to support a very robust acquisition pipeline, as well as internal investment. At February 28, 2011, liquidity, including cash and long-term committed available credit, stood at $715.7 million,” Sullivan stated.
Nine-Month Sales and Earnings
On a pro-forma basis, fiscal 2011 nine-month net sales, net income and earnings per share all posted gains. Net sales increased 7.6% to $2.4 billion from a pro-forma $2.2 billion during the first nine months of fiscal 2010. Net income attributable to RPM stockholders improved 16.8% to $118.9 million from a pro-forma $101.7 million in the fiscal 2010 first nine months. Diluted earnings per share attributable to RPM stockholders grew 15.2% to $0.91 from a pro-forma $0.79 a year ago. Consolidated EBIT increased 10.6% to $225.0 million from a pro-forma $203.4 million during the first nine months of fiscal 2010.
On an as-reported basis, net sales for the first nine months of fiscal 2011 declined 1.7% to $2.40 billion from the $2.44 billion reported a year ago. Nine-month net income attributable to RPM stockholders also declined 0.5% to $118.9 million from $119.5 million reported during the first nine months of

RPM Reports Sharply Improved Fiscal 2011 Third-Quarter Results
April 7, 2011

fiscal 2010. Diluted earnings per share attributable to RPM stockholders fell 2.2% to $0.91 in the fiscal 2011 first nine months from $0.93 a year ago. Consolidated EBIT was $225.0 million, up 3.7% from the $216.9 million reported in the fiscal 2010 first nine months.
Nine-Month Segment Sales and Earnings
Sales for RPM’s industrial segment increased 10.1%, to $1.63 billion from a pro-forma $1.48 billion in the fiscal 2010 first nine months. The organic sales increase was 6.8%, including net foreign exchange losses of 0.7%, and acquisition growth added 3.3%. Industrial segment EBIT grew 12.2% to $165.6 million from a pro-forma $147.5 million in the first nine months of fiscal 2010.
In the consumer segment, nine-month sales increased 2.7% to $766.2 million from a pro-forma $746.4 million reported in the first nine months of fiscal 2010. Organic sales increased by 2.6%, including net foreign exchange losses of 0.3%, offset by acquisition growth net of a small divestiture of 0.1%. Consumer segment EBIT fell 2.4%, to $92.3 million from a pro-forma $94.7 million in the first nine months a year ago.
Corporate and other expenses were lower for the nine-month period by approximately $5.8 million, due primarily to insurance recoveries of $2.9 million and ongoing expense improvements.
Synthetic Fiber Manufacturer Acquired
On February 10, 2011, RPM announced that its Euclid Chemical Company acquired PSI Packaging, Inc. (PSI), a $6 million producer of micro- and macro-fibers for the ready-mixed and pre-cast concrete market. With headquarters and manufacturing located in LaFayette, GA, PSI will operate as part of Euclid Chemical and will provide both a complementary product line to existing Euclid Chemical fiber products, as well as manufacturing capacity and expertise. Terms of the transaction, which is expected to be accretive to earnings within one year, were not disclosed.
Business Outlook
“As a result of the comparatively strong third-quarter performance in a seasonally weak period, as well as our fourth-quarter outlook, we are increasing our fiscal year 2011 guidance. We now expect sales growth of between 7% and 8% to approximately $3.35 billion from a pro-forma base of $3.12 billion in fiscal 2010 and growth in diluted earnings per share to a range of $1.40 to $1.45, up from a pro-forma $1.26 per share in fiscal 2010. Our original guidance, announced on July 26, 2010, anticipated sales growth of between 4% and 5% to approximately $3.25 billion and growth in diluted earnings per share to a range of $1.35 to $1.40. During the third quarter, we saw signs of improvement in the commercial construction market, while consumer sales also rebounded from a flat first six months. Both price and availability of raw materials remain challenging, and we expect this environment to continue through the fourth quarter and into the 2012 fiscal year,” Sullivan stated.

RPM Reports Sharply Improved Fiscal 2011 Third-Quarter Results
April 7, 2011

Webcast and Conference Call Information
Management will host a conference call to further discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 866-362-4829 or 617-597-5346 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT on April 7, 2011 until 11:59 p.m. EDT on April 14, 2011. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 38917518. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Euco, Flowcrete and Universal Sealants. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details are available at www.rpminc.com.
For more information, contact Robert L. Matejka, senior vice president and chief financial officer, at 330-273-5090 or rmatejka@rpminc.com.
# # #
This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2010, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA
UNAUDITED

	AS REPORTED				PRO FORMA (a)
	Three Months Ended		Nine Months Ended		Three Months Ended	Nine Months Ended
	February 28,		February 28,		February 28,	February 28,
	2011	2010	2011	2010	2010	2010
Net Sales	$678,920	$666,594	$2,400,073	$2,441,205	$603,083	$2,230,560
Cost of sales	409,402	406,762	1,415,632	1,424,332	366,313	1,295,439

Gross profit	269,518	259,832	984,441	1,016,873	236,770	935,121
Selling, general & administrative expenses	255,930	256,976	759,421	799,975	233,564	731,679
Interest expense	16,502	15,802	49,012	43,271	15,796	43,254
Investment (income), net	(4,903)	(1,833)	(11,189)	(4,984)	(1,802)	(4,795)

Income before income taxes	1,989	(11,113)	187,197	178,611	(10,788)	164,983
Provision for income taxes	796	(1,949)	57,507	58,305	(2,332)	52,659

Net income	1,193	(9,164)	129,690	120,306	(8,456)	112,324
Less: Net income attributable to noncontrolling interests	96	236	10,806	788	1,216	10,581

Net income attributable to RPM International Inc. Stockholders	$1,097	$(9,400)	$118,884	$119,518	$(9,672)	$101,743

Earnings per share of common stock attributable to RPM International Inc. Stockholders:

Basic	$0.01	$(0.07)	$0.92	$0.93	$(0.08)	$0.79

Diluted	$0.01	$(0.07)	$0.91	$0.93	$(0.08)	$0.79

Average shares of common stock outstanding — basic	127,166	127,500	127,383	126,940	127,500	126,940

Average shares of common stock outstanding — diluted	129,442	127,500	128,020	127,539	127,500	127,539

(a)	Pro forma figures presented for fiscal 2010 reflect results as if the deconsolidation of SPHC had occurred prior to fiscal 2010, including the recording of the non-cash non-controlling interest.
SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS
UNAUDITED

	AS REPORTED				PRO FORMA (a)
	Three Months Ended		Nine Months Ended		Three Months Ended	Nine Months Ended
	February 28,		February 28,		February 28,	February 28,
	2011	2010	2011	2010	2010	2010
Net Sales:
Industrial Segment	$449,092	$457,683	$1,633,914	$1,695,206	$393,861	$1,484,144
Consumer Segment	229,828	208,911	766,159	745,999	209,222	746,416

Total	$678,920	$666,594	$2,400,073	$2,441,205	$603,083	$2,230,560

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$12,603	$1,442	$162,754	$160,742	$1,737	$146,971
Interest (Expense), Net (c)	(968)	(17)	(2,837)	(384)	(39)	(553)

EBIT (d)	$13,571	$1,459	$165,591	$161,126	$1,776	$147,524

Consumer Segment
Income Before Income Taxes (b)	$16,002	$12,340	$92,381	$94,320	$12,295	$94,655
Interest (Expense), Net (c)	3	3	33	(7)	1	(8)

EBIT (d)	$15,999	$12,337	$92,348	$94,327	$12,294	$94,663

Corporate/Other
(Expense) Before Income Taxes (b)	$(26,616)	$(24,895)	$(67,938)	$(76,451)	$(24,820)	$(76,643)
Interest (Expense), Net (c)	(10,634)	(13,955)	(35,019)	(37,896)	(13,956)	(37,898)

EBIT (d)	$(15,982)	$(10,940)	$(32,919)	$(38,555)	$(10,864)	$(38,745)

Consolidated
Income Before Income Taxes (b)	$1,989	$(11,113)	$187,197	$178,611	$(10,788)	$164,983
Interest (Expense), Net (c)	(11,599)	(13,969)	(37,823)	(38,287)	(13,994)	(38,459)

EBIT (d)	$13,588	$2,856	$225,020	$216,898	$3,206	$203,442

(a)	Pro forma figures presented for fiscal 2010 reflect results as if the deconsolidation of SPHC had occurred prior to fiscal 2010, including the recording of the non-cash non-controlling interest.

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.

(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	February 28, 2011	February 28, 2010	May 31, 2010
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$275,479	$256,199	$215,355
Trade accounts receivable	566,355	526,460	654,435
Allowance for doubtful accounts	(22,485)	(24,270)	(20,525)

Net trade accounts receivable	543,870	502,190	633,910
Inventories	472,984	441,578	386,982
Deferred income taxes	21,434	44,215	19,788
Prepaid expenses and other current assets	217,962	222,689	194,126

Total current assets	1,531,729	1,466,871	1,450,161

Property, Plant and Equipment, at Cost	978,169	1,067,577	924,086
Allowance for depreciation and amortization	(596,691)	(622,618)	(541,559)

Property, plant and equipment, net	381,478	444,959	382,527

Other Assets
Goodwill	824,413	882,739	768,244
Other intangible assets, net of amortization	314,368	366,127	303,159
Deferred income taxes, non-current	—	62,474	—
Other	103,770	114,195	99,933

Total other assets	1,242,551	1,425,535	1,171,336

Total Assets	$3,155,758	$3,337,365	$3,004,024

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$264,539	$230,361	$299,596
Current portion of long-term debt	2,867	5,534	4,307
Accrued compensation and benefits	127,964	121,856	136,908
Accrued loss reserves	64,885	74,562	65,813
Asbestos-related liabilities	—	75,000	—
Other accrued liabilities	144,398	132,271	124,870

Total current liabilities	604,653	639,584	631,494

Long-Term Liabilities
Long-term debt, less current maturities	932,839	902,563	924,308
Asbestos-related liabilities	—	357,891	—
Other long-term liabilities	256,265	200,924	243,829
Deferred income taxes	55,331	28,389	43,152

Total long-term liabilities	1,244,435	1,489,767	1,211,289

Total liabilities	1,849,088	2,129,351	1,842,783

Stockholders’ Equity
Preferred stock; none issued Common stock (outstanding 130,430; 129,601; 129,918)	1,304	1,296	1,299
Paid-in capital	745,514	798,721	724,089
Treasury stock, at cost	(62,430)	(40,237)	(40,686)
Accumulated other comprehensive (loss)	(13,122)	(23,798)	(107,791)
Retained earnings	540,258	468,675	502,562

Total RPM International Inc. stockholders’ equity	1,211,524	1,204,657	1,079,473
Noncontrolling interest	95,146	3,357	81,768

Total equity	1,306,670	1,208,014	1,161,241

Total Liabilities and Stockholders’ Equity	$3,155,758	$3,337,365	$3,004,024

CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
UNAUDITED

	Nine Months Ended
	February 28,
	2011	2010
Cash Flows From Operating Activities:
Net income	$129,690	$120,306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	39,482	46,622
Amortization	15,049	16,600
Deferred income taxes	5,831	23,765
Stock-based compensation expense	8,769	7,423
Other	(308)	(1,130)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	98,554	154,567
(Increase) in inventory	(81,387)	(27,732)
(Increase) in prepaid expenses and other current and long-term assets	(15,564)	(16,906)
(Decrease) in accounts payable	(38,356)	(72,592)
(Decrease) in accrued compensation and benefits	(9,509)	(10,246)
(Decrease) in accrued loss reserves	(958)	(2,830)
Increase in other accrued liabilities	25,284	4,171
Payments made for asbestos-related claims		(57,437)
Other	14,407	4,292

Cash From Operating Activities	190,984	188,873

Cash Flows From Investing Activities:
Capital expenditures	(21,737)	(14,069)
Acquisition of businesses, net of cash acquired	(38,972)	(63,669)
Purchase of marketable securities	(71,556)	(76,166)
Proceeds from sales of marketable securities	63,369	66,375
Other	2,347	(186)

Cash (Used For) Investing Activities	(66,549)	(87,715)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	37,831	304,106
Reductions of long-term and short-term debt	(30,739)	(327,472)
Cash dividends	(81,189)	(78,798)
Repurchase of stock	(21,759)	(1,832)
Exercise of stock options	8,053	6,919

Cash (Used For) Financing Activities	(87,803)	(97,077)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	23,492	(1,269)

Net Change in Cash and Cash Equivalents	60,124	2,812

Cash and Cash Equivalents at Beginning of Period	215,355	253,387

Cash and Cash Equivalents at End of Period	$275,479	$256,199